Exhibit 99

Colgate Announces 4th Quarter and Full Year 2010 Results

Diluted Earnings Per Share Exceeds Expectations

NEW YORK--(BUSINESS WIRE)--January 27, 2011--Colgate-Palmolive Company (NYSE:CL) today reported worldwide sales of $3,978 million in fourth quarter 2010, down 2.5% versus fourth quarter 2009. Global unit volume grew 1.0%, pricing was flat with the year ago quarter and foreign exchange was negative 3.5%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 1.0%.

Net income and diluted earnings per share in fourth quarter 2010 were $624 million and $1.24, respectively. Net income and diluted earnings per share in fourth quarter 2009 were $631 million and $1.21, respectively.

Net income in the quarter included $61 million of aftertax charges ($0.12 per diluted share) for termination benefits relating to ongoing overhead reduction initiatives. These initiatives were funded by a $30 million aftertax gain ($0.06 per diluted share) from the sale of non-core product lines and a benefit of $31 million ($0.06 per diluted share) resulting from a non-recurring tax initiative relating to an overseas subsidiary. Excluding these items, net income was $624 million, a decrease of 1% versus fourth quarter 2009 and diluted earnings per share was $1.24, an increase of 2% versus fourth quarter 2009.

The currency devaluation in Venezuela announced in December 2010 resulted in a $36 million reduction in operating profit from remeasuring the Venezuelan balance sheet, which was completely offset by $38 million of related tax benefits.

Gross profit margin was 59.1%, down 40 basis points versus the year ago quarter’s record level, due to the impact of negative foreign exchange, higher material costs and increased promotional investments more than offsetting benefits from cost-saving initiatives.

Selling, general and administrative expenses increased by 40 basis points to 34.6% of net sales in fourth quarter 2010 from 34.2% in fourth quarter 2009, as worldwide advertising spending increased 3% versus the year ago quarter to $406 million. Advertising as a percent to sales increased 50 basis points to 10.2% from 9.7% in fourth quarter 2009.

Operating profit decreased 9% to $905 million in fourth quarter 2010. Excluding the above-mentioned charges related to termination benefits and the gain on sale of non-core product lines, operating profit decreased 5% to $941 million compared to a record $991 million in fourth quarter 2009, decreasing as a percent to sales from 24.3% to 23.7%.

The effective tax rate was 26.8% in fourth quarter 2010, which was impacted by the currency devaluation in Venezuela as well as the other items noted above. Excluding these items, the effective tax rate was 32.5% in the quarter.

Net cash provided by operations in 2010 decreased by 2% to $3,211 million versus a very strong 42% increase in 2009. Working capital as a percentage of sales increased 70 basis points to 0.3%. Free cash flow before dividends remains very strong, once again exceeding 100% of net income.

For the full year 2010, worldwide sales were $15,564 million, up 1.5% versus full year 2009. Global unit volume grew 3.0%, pricing was flat with the year ago period and foreign exchange was negative 1.5%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 3.0%.

Net income and diluted earnings per share for full year 2010 were $2,203 million and $4.31, respectively, compared to $2,291 million and $4.37, respectively, in 2009. As previously disclosed, full year 2010 results were reduced by a one-time, non-cash aftertax charge of $271 million ($0.53 per diluted share) resulting from a required accounting change related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Full year 2010 results also include $61 million of aftertax charges ($0.12 per diluted share) for termination benefits relating to ongoing overhead reduction initiatives, a $30 million aftertax gain ($0.06 per diluted share) from the sale of non-core product lines and a benefit of $31 million ($0.06 per diluted share) resulting from a non-recurring tax initiative relating to an overseas subsidiary. Excluding these items, net income was $2,474 million and diluted earnings per share was $4.84, increases of 8% and 11%, respectively, versus full year 2009.

Ian Cook, Chairman, President and Chief Executive Officer commented on the results and outlook excluding the previously announced first quarter 2010 one-time charge related to the transition to hyperinflationary accounting in Venezuela and the fourth quarter items noted above, “We are pleased to have achieved another year of double-digit earnings per share growth in 2010, despite aggressive competitive activity and difficult economic conditions around the world.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.2% year to date, led by share gains in Brazil, China, India, Venezuela, France, Greece and the United Kingdom. Colgate also strengthened its global leadership in manual toothbrushes, with its global market share in that category reaching 31.6% year to date, up 1.6 share points versus year ago.

“Pleasingly, our leadership in emerging markets, which represent over half of our global sales, continued to strengthen during the quarter.

“As we enter 2011, we continue to plan for higher levels of advertising spending in support of a very full pipeline of new products, which should fuel top-line growth worldwide. We expect our sharp focus on cost-saving initiatives to deliver another year of gross margin expansion and we anticipate mid-single digit earnings per share growth for the year.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America sales declined 2.0% in the fourth quarter. Unit volume increased 1.5% with 4.0% lower pricing and 0.5% positive foreign exchange. Organic sales declined 2.5% during the quarter. North America operating profit decreased 8% during the quarter driven by increased promotional investments and higher material costs, partially offset by cost-saving initiatives.

In the U.S., new product launches including Colgate Triple Action and Colgate Sensitive MultiProtection toothpastes and the relaunch of Colgate Total toothpaste are contributing to strength in oral care. Colgate’s share of the manual toothbrush market is at 33.4% year to date, up 1.3 share points versus year ago, including Colgate Wisp mini-brush whose market share is at 4.9% year to date. Colgate 360° ActiFlex, Colgate Max White and Colgate Extra Clean manual toothbrushes contributed to the share gains.

Successful new products in the U.S. in other categories include Softsoap Body Butter Mega Moisture and Irish Spring Intensify body washes, Speed Stick Stainguard deodorant and Fabuloso Aroma Sensations liquid cleaner.

Looking ahead in the U.S., a full pipeline of new product launches is planned for 2011 supported by higher commercial investment. New introductions reaching store shelves in the first quarter include Colgate Total Gum Defense and Colgate MaxClean SmartFoam toothpastes, Colgate 360° Surround and Colgate Triple Action manual toothbrushes, Softsoap Body Butter Strawberry Smoother body wash, Palmolive Soft Touch dish liquid, Palmolive Baby bottle, toy and dish wash, Softsoap Pampered Hands foaming liquid hand soap and a new line of Irish Spring deodorants and antiperspirants.

Latin America (29% of Company Sales)

Latin America sales declined 7.5% during the quarter with unit volume declining 1.5%. Volume gains achieved in Mexico, Ecuador, Dominican Republic and Central America were more than offset by volume declines in Brazil and Venezuela. Higher pricing added 5.0% and foreign exchange was negative 11.0%. Organic sales for Latin America increased 3.5% during the quarter. Latin America operating profit decreased 14% during the quarter due to increased advertising and promotional investments and the impact of foreign exchange, especially in Venezuela. As a result of the currency devaluation in Venezuela noted above, operating profit for fourth quarter 2010 includes a charge of $36 million related to the remeasurement of the Venezuelan balance sheet.

Colgate’s strong leadership in oral care throughout Latin America continues, driven by market share gains in nearly every country. In Brazil, for example, Colgate’s toothpaste market share reached 70.6% year to date, up 50 basis points versus year ago. Strong sales of Colgate Sensitive Pro-Relief and Colgate Total toothpaste drove share gains throughout the region. Colgate’s leadership of the manual toothbrush market in the region also continues, driven by strong sales of Colgate 360° ActiFlex, Colgate Twister and Colgate Zig Zag manual toothbrushes. In mouthwash, market share gains were driven by Colgate Plax Whitening Tartar Control and Colgate Plax Complete Care mouthwashes.

Products in other categories contributing to market share gains included Palmolive Naturals Yogurt and Almond Oil and Palmolive Naturals Perfect Tone bar soaps, Lady Speed Stick Waterproof and Speed Stick Extreme deodorants and Protex Propolis bar soap.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific sales decreased 7.0% during the quarter. Unit volume was flat with the year ago quarter, pricing decreased 3.0% and foreign exchange was negative 4.0%. Volume gains in the GABA business, the United Kingdom, Germany, Denmark and Australia were offset by volume declines in France, Portugal and Romania. Organic sales for Europe/South Pacific declined 3.0%. Operating profit for the region decreased 19% during the quarter primarily due to the negative impact of foreign exchange, increased promotional investments and higher material costs, partially offset by the benefits from cost-saving initiatives.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains in France, Italy, Portugal, Greece, the United Kingdom, Spain, Ireland, Norway, Sweden and Denmark. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening, elmex Sensitive Professional and Colgate Max White One toothpastes. In the manual toothbrush category, Colgate 360° ActiFlex toothbrush contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate 360° ActiFlex Sonic Power battery powered toothbrush, Colgate Plax Ice mouth rinse, Palmolive Nutra-Fruit shower crème and the Natura Verde line of home care products made with ingredients of natural origin and biodegradable formulas in recyclable bottles.

Greater Asia/Africa (19% of Company Sales)

Greater Asia/Africa sales and unit volume increased 11.0% and 9.0%, respectively, during the quarter. Volume gains were led by India, the Greater China region, Philippines, Turkey and South Africa. Pricing decreased 1.0% and foreign exchange was positive 3.0%. Organic sales for Greater Asia/Africa increased 8.0%. Operating profit for the region increased 11% during the quarter as higher sales and cost-saving initiatives more than offset higher material costs and increased advertising spending.

Colgate strengthened its toothpaste leadership in Greater Asia with market share gains in key countries throughout the region including India, China, Philippines, Thailand, Malaysia, Singapore, Taiwan and Ukraine. In India, for example, Colgate’s toothpaste market share reached a record 51.5% year to date, up 120 basis points versus year ago. Successful new products including Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening and Colgate Herbal Salt toothpastes and the relaunch of Colgate Total toothpaste drove share gains throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° ActiFlex, Colgate Massager and Colgate Twister Gum Care manual toothbrushes, Colgate Plax Complete Care mouthwash and Lady Speed Stick Breathing Skin and Mennen Speed Stick Breathe and Protect deodorants.

Hill’s (14% of Company Sales)

Hill’s sales declined 2.0% during the quarter. Unit volume decreased 1.0%, pricing decreased 1.0% and foreign exchange was even with the year ago quarter. Volume declined in Russia, Germany and the United Kingdom, while volume gains were achieved in Canada, Italy and Brazil. In the U.S., volume was flat with the year ago period, the best volume performance since fourth quarter 2008. Hill’s organic sales declined 2.0% during the quarter. Operating profit decreased 1% during the quarter due to lower sales, higher advertising and higher material costs partially offset by benefits from cost-saving initiatives.

Recent new product introductions succeeding in the U.S. include Science Diet Small and Toy Breed Canine, Science Diet Healthy Mobility Canine, Science Diet Weight Loss System and Prescription Diet Therapeutic Weight Reduction Program.

New pet food products contributing to international sales include Science Diet Small and Toy Breed Canine, Science Diet Senior Advanced Canine and Feline, Science Plan Sterilized Cat and Science Plan VetEssentials Canine and Feline, a range of veterinary exclusive products addressing the top five essential health needs of pets.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

The Company’s annual meeting of shareholders is currently scheduled for Friday, May 6, 2011.

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, the impact of currency devaluations or exchange controls in Venezuela, cost-reduction plans, tax rates, new product introductions and commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s condensed income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Operating profit, operating profit margin, effective tax rate, net income and earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010 and the fourth quarter 2010 items noted above. Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Non-GAAP Reconciliation” and “Non-GAAP Effective Tax Rate Reconciliation” for the three and twelve months ended December 31, 2010 and 2009 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which excludes the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Fourth Quarter 2010 vs. 2009” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Twelve Months Ended December 31, 2010 and 2009” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for fourth quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended December 31, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$3,978	$4,081

Cost of sales	1,628	1,654

Gross profit	2,350	2,427

Gross profit margin	59.1%	59.5%

Selling, general and administrative expenses	1,376	1,397

Other (income) expense, net	69	39

Operating profit	905	991

Operating profit margin	22.8%	24.3%

Interest expense, net	16	18

Income before income taxes	889	973

Provision for income taxes	238	317

Effective tax rate	26.8%	32.6%

Net income including noncontrolling interests	651	656

Less: Net income attributable to noncontrolling interests	27	25

Net income attributable to Colgate-Palmolive Company	$624	$631

Earnings per common share
Basic	$1.28	$1.25
Diluted	$1.24	$1.21

Average common shares outstanding
Basic	481.7	497.4
Diluted	503.1	523.3

Table 2

Colgate-Palmolive Company

Consolidated Income Statements

For the Twelve Months Ended December 31, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$15,564	$15,327

Cost of sales	6,360	6,319

Gross profit	9,204	9,008

Gross profit margin	59.1%	58.8%

Selling, general and administrative expenses	5,414	5,282

Other (income) expense, net	301	111

Operating profit	3,489	3,615

Operating profit margin	22.4%	23.6%

Interest expense, net	59	77

Income before income taxes	3,430	3,538

Provision for income taxes	1,117	1,141

Effective tax rate	32.6%	32.2%

Net income including noncontrolling interests	2,313	2,397

Less: Net income attributable to noncontrolling interests	110	106

Net income attributable to Colgate-Palmolive Company	$2,203	$2,291

Earnings per common share
Basic	$4.45	$4.53
Diluted	$4.31	$4.37

Average common shares outstanding
Basic	487.8	499.5
Diluted	510.9	524.6

Table 3

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Three Months Ended December 31, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010					2009
	As Reported [1]	Termination benefits	Gain on sale of non-core product lines	Tax initiatives	As Adjusted Non-GAAP [1]	As Reported

Other (income) expense, net	$69	$86	$(50)	$-	$33	$39

Operating profit	905	(86)	50	-	941	991

Operating profit margin	22.8%				23.7%	24.3%

Income before income taxes	889	(86)	50	-	925	973

Provision for income taxes	238	(25)	20	(31)	274	317

Net income including noncontrolling interests	651	(61)	30	31	651	656

Net income attributable to Colgate-Palmolive Company	$624	$(61)	$30	$31	$624	$631

Earnings per common share [2]
Basic	$1.28	$(0.13)	$0.06	$0.06	$1.28	$1.25
Diluted	$1.24	$(0.12)	$0.06	$0.06	$1.24	$1.21

[1]

Includes a $36 pretax loss ($2 aftertax gain) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation announced in December 2010.

[2]

Basic and diluted earnings per share are computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year to date period. In addition, the cumulative impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 4

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Twelve Months Ended December 31, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010						2009
	As Reported [1]	Venezuela Hyperinflationary [2]	Termination benefits	Gain on sale of non-core product lines	Tax initiatives	As Adjusted Non-GAAP [1]	As Reported

Other (income) expense, net	$301	$271	$86	$(50)	$-	$(6)	$111

Operating profit	3,489	(271)	(86)	50	-	3,796	3,615

Operating profit margin	22.4%					24.4%	23.6%

Income before income taxes	3,430	(271)	(86)	50	-	3,737	3,538

Provision for income taxes	1,117	-	(25)	20	(31)	1,153	1,141

Net income including noncontrolling interests	2,313	(271)	(61)	30	31	2,584	2,397

Net income attributable to Colgate-Palmolive Company	$2,203	$(271)	$(61)	$30	$31	$2,474	$2,291

Earnings per common share [3]
Basic	$4.45	$(0.56)	$(0.13)	$0.06	$0.06	$5.00	$4.53
Diluted	$4.31	$(0.53)	$(0.12)	$0.06	$0.06	$4.84	$4.37

[1]

Includes a $46 pretax gain ($59 aftertax gain, $0.12 diluted earnings per share) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation in January 2010 and a $36 pretax loss ($2 aftertax gain) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation announced in December 2010.

[2]

Represents the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[3]

Basic and diluted earnings per share are computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year to date period. In addition, the cumulative impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$490	$600
Receivables, net	1,610	1,626
Inventories	1,222	1,209
Other current assets	408	375
Property, plant and equipment, net	3,693	3,516
Other assets, including goodwill and intangibles	3,749	3,808
Total assets	$11,172	$11,134

Total debt	3,424	3,182
Other current liabilities	3,119	3,238
Other non-current liabilities	1,812	1,457
Total liabilities	8,355	7,877
Total Colgate-Palmolive Company shareholders' equity	2,675	3,116
Noncontrolling interests	142	141
Total liabilities and shareholders’ equity	$11,172	$11,134

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$2,860	$2,541
Working capital % of sales	0.3%	(0.4%)

*	Marketable securities of $74 and $41 as of December 31, 2010 and 2009, respectively, are included in Other current assets.

Table 6

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Twelve Months Ended December 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	2010	2009

Operating Activities
Net income including noncontrolling interests	$2,313	$2,397
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Venezuela hyperinflationary transition charge	271	-
Restructuring, net of cash	-	(18)
Depreciation and amortization	376	351
Termination benefits	86	-
Gain before tax on sale of non-core product lines	(50)	(5)
Stock-based compensation expense	121	117
Deferred income taxes	29	(23)
Cash effects of changes in:
Receivables	40	57
Inventories	(10)	44
Accounts payable and other accruals	(65)	294
Other non-current assets and liabilities	100	63
Net cash provided by operations	3,211	3,277

Investing Activities
Capital expenditures	(550)	(575)
Sale of property and non-core product lines	42	17
Purchases of marketable securities and investments	(308)	(289)
Proceeds from sales of marketable securities and investments	167	-
Other	(9)	6
Net cash used in investing activities	(658)	(841)

Financing Activities
Principal payments on debt	(4,719)	(3,950)
Proceeds from issuance of debt	5,015	3,424
Dividends paid	(1,142)	(981)
Purchases of treasury shares	(2,020)	(1,063)
Proceeds from exercise of stock options and excess tax benefits	242	300
Net cash used in financing activities	(2,624)	(2,270)

Effect of exchange rate changes on Cash and cash equivalents	(39)	(121)
Net increase (decrease) in Cash and cash equivalents	(110)	45
Cash and cash equivalents at beginning of period	600	555
Cash and cash equivalents at end of period	$490	$600

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$3,211	$3,277
Less: Capital expenditures	(550)	(575)
Free cash flow before dividends	$2,661	$2,702

Income taxes paid	$1,123	$1,098

Table 7

Colgate-Palmolive Company

Segment Information

For the Three and Twelve Months Ended December 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales
Oral, Personal and Home Care

North America	$731	$746	$3,005	$2,950
Latin America	1,131	1,222	4,261	4,319
Europe/South Pacific	805	865	3,220	3,271
Greater Asia/Africa	759	683	2,998	2,655

Total Oral, Personal and Home Care	3,426	3,516	13,484	13,195

Pet Nutrition	552	565	2,080	2,132

Total Net sales	$3,978	$4,081	$15,564	$15,327

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Operating profit
Oral, Personal and Home Care

North America	$216	$235	$884	$843
Latin America [1]	320	373	1,295	1,360
Europe/South Pacific	170	209	742	748
Greater Asia/Africa	194	174	767	631

Total Oral, Personal and Home Care	900	991	3,688	3,582

Pet Nutrition	146	148	559	555
Corporate [2]	(141)	(148)	(758)	(522)

Total Operating profit	$905	$991	$3,489	$3,615

Note:	The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]	Latin America Operating profit for the twelve months ended December 31, 2010 includes a $10 pretax gain related to the remeasurement of the Venezuelan balance sheet, including a $46 pretax gain resulting from the currency devaluation on January 8, 2010 and a $36 pretax loss resulting from the announced currency devaluation on December 30, 2010.

[2]

Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. Corporate Operating profit for the twelve months ended December 31, 2010 includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010, a fourth quarter $86 pretax charge for termination benefits and a fourth quarter $50 pretax gain on sale of non-core product lines.

Table 8

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Fourth Quarter 2010 vs 2009

December 31, 2010

(Unaudited)

			COMPONENTS OF SALES CHANGE					COMPONENTS OF SALES CHANGE
			FOURTH QUARTER					TWELVE MONTHS

				Pricing					Pricing
	4th Qtr			Coupons		12 Months			Coupons
	Sales	4th Qtr		Consumer &		Sales	12 Months		Consumer &
	Change	Organic		Trade		Change	Organic		Trade
Region	As Reported	Sales Change	Volume	Incentives	Exchange	As Reported	Sales Change	Volume	Incentives	Exchange

Total Company	(2.5%)	1.0%	1.0%	0.0%	(3.5%)	1.5%	3.0%	3.0%	0.0%	(1.5%)

Europe/South Pacific	(7.0%)	(3.0%)	0.0%	(3.0%)	(4.0%)	(1.5%)	(1.0%)	2.0%	(3.0%)	(0.5%)

Latin America	(7.5%)	3.5%	(1.5%)	5.0%	(11.0%)	(1.5%)	7.5%	2.0%	5.5%	(9.0%)

Greater Asia/Africa	11.0%	8.0%	9.0%	(1.0%)	3.0%	13.0%	9.0%	10.5%	(1.5%)	4.0%

Total International	(2.5%)	3.0%	2.0%	1.0%	(5.5%)	2.5%	5.5%	4.0%	1.5%	(3.0%)

North America	(2.0%)	(2.5%)	1.5%	(4.0%)	0.5%	2.0%	1.0%	3.5%	(2.5%)	1.0%

Total CP Products	(2.5%)	1.5%	1.5%	0.0%	(4.0%)	2.0%	4.0%	4.0%	0.0%	(2.0%)

Hill's	(2.0%)	(2.0%)	(1.0%)	(1.0%)	0.0%	(2.5%)	(3.5%)	(2.0%)	(1.5%)	1.0%

Table 9

Colgate-Palmolive Company

Non-GAAP Effective Tax Rate Reconciliation

For the Three Months Ended December 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	2010						2009
	As Reported	Venezuela Devaluation - December	Termination benefits	Gain on sale of non-core product lines	Tax initiatives	As Adjusted Non-GAAP	As Reported

Income before income taxes	$889	$(36)	$(86)	$50	$-	$961	$973

Provision for income taxes	238	(38)	(25)	20	(31)	312	317

Effective tax rate	26.8%					32.5%	32.6%

Non-GAAP Effective Tax Rate Reconciliation

For the Twelve Months Ended December 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	2010								2009
	As Reported	Venezuela Hyperinflationary	Venezuela Devaluation - January	Venezuela Devaluation - December	Termination benefits	Gain on sale of non-core product lines	Tax initiatives	As Adjusted Non-GAAP	As Reported

Income before income taxes	$3,430	$(271)	$46	$(36)	$(86)	$50	$-	$3,727	$3,538

Provision for income taxes	1,117	-	(13)	(38)	(25)	20	(31)	1,204	1,141

Effective tax rate	32.6%							32.3%	32.2%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291